                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                          Encore Medical Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                                 [ENCORE LOGO]


                         SUPPLEMENT DATED MAY 23, 2001
                                      TO
                       PROXY STATEMENT DATED MAY 4, 2001


     This Supplement supplements and amends the Proxy Statement of Encore Medical Corporation (the "Company") dated May 4, 2001 (the "Original Statement"). This Supplement is being furnished to holders of shares of common stock ("Shares") of the Company in connection with the solicitation of proxies to be voted at the 2001 Annual Meeting of Stockholders of the Company and at any adjournment or postponement thereof (the "Meeting"). This Supplement should be read in conjunction with the Original Statement. Capitalized terms used herein are defined in the Original Statement.

Additional Information Regarding the Background to the Transaction.

     During the period from 1998 through 2000, Encore engaged in discussions with two separate companies regarding a possible alliance with the Company or acquisition of the Company. Both companies were European-based orthopedic companies.

     One of those companies was Medica Holding AG ("Medica"). Medica represented to the Company that it was interested in pursuing an acquisition of the Company. Based on this representation, discussions between Encore's management and Medica occurred on an intermittent basis during 1998, 1999 and 2000. Pursuant to a confidentiality agreement dated October 13, 1998, several members of the Company's management, primarily led by then CEO Nicholas Cindrich, met with representatives of Medica in Austin and at Medica's offices in Switzerland on approximately five occasions. Medica was also permitted to conduct detailed due diligence investigations of the Company on several occasions during that same three-year period. The Company's Board was regularly advised regarding the status of the discussions with Medica.

     In addition to the discussions with Medica, the Company's management held approximately six meetings with the other company during 1999 and 2000. Those discussions ended in September 2000 when the parties were unable to agree upon a transaction that was acceptable to both parties.

     In August of 2000, the Company's Board determined that it needed to have an in depth discussion of the strategic direction of the Company. The Board determined to schedule a retreat for such purpose in the fall of 2000. The Board met in September of 2000 to discuss and decide on the strategic direction of the Company. The Board considered the inability of the Company to negotiate an acceptable transaction with the European orthopedic company and the inability to obtain any form of proposal from Medica despite the extended discussions with and due diligence by Medica. The Board also took into consideration that the market price of the common stock of the Company had been decreasing over the year and was then approximately $2.00 per share, when it had been over $3.00 per share earlier that year. In light of these factors, the Board determined that strategically the Company had the following four alternatives:

 .  it could put the Company up for public sale;

 .  it could merge the Company with another entity;

 . it could stay on its present course and organically grow the Company's existing orthopedic implant business; or

 .  it could grow the Company through a series of acquisitions.

     Given the depressed price of the stock, the Board determined that selling the Company was not in the best interest of the stockholders. In addition, at the time there did not appear to be any merger possibilities to be explored. Staying on the present course did not appear to be the best strategy to pursue because, generally, small and micro cap companies with sales under $100 million do not get analyst coverage or attract interest from the investment community. Therefore, the Board determined that the Company should embark on a program of strategic acquisitions in the orthopedic industry in order to build the Company to a size that would attract Wall Street analysts' attention. To that end, Kenneth Davidson was hired as Chief Executive Officer and President of the Company. Mr. Davidson had significant experience in growing Maxxim Medical Inc. through acquisitions, which ultimately achieved sales of $700 million in that company's 1999 fiscal year and a market capitalization of approximately $350 million. The Company publicly announced that Encore intended to grow its business through the acquisition of complementary businesses by press release dated October 2, 2000. To accomplish its strategies, Encore's Management and Board began searching for potential acquisition targets and sources of financing for the acquisitions.

     In light of the Company's decision to pursue its strategy of growth through acquisitions, and because Medica had never made to the Board a formal proposal to acquire the Company, the Company in November 2000, requested that Medica return all due diligence materials to Encore unless Medica was prepared to make a formal proposal for a transaction to the Company. In response, Medica did return to the Company the due diligence materials it had accumulated relating to the Company.

     Consistent with its announced strategic plan, Management of the Company began a process of evaluating acquisition opportunities. Management initially concentrated on one particular opportunity (the "Alpha Acquisition"). On November 17, 2000, the Company submitted a "Letter of Interest" to the acquisition candidate. Subsequently, a "Letter of Understanding" outlining the agreement in principle between the Company and the acquisition target was executed on or about December 13, 2000. Under the terms of the Letter of Understanding the Alpha Acquisition was scheduled to close prior to December 31, 2000. That closing did not occur because, as discussed below, the Company was unable to arrange commercial bank financing sufficient to fund the Alpha Acquisition.

     At the same time the Company was pursuing the Alpha Acquisition it was seeking debt financing to fund its acquisition plans. During November and December of 2000, Encore's management had various communications with Encore's existing senior lender, Wells Fargo Texas, National Bank (the "Senior Lender"). As described in the Original Statement, the Senior Lender declined to increase the Company's existing facility or to provide a new credit facility to allow the Company to fund acquisitions. Further, the Senior Lender took actions that virtually eliminated the Company's ability to obtain debt financing to pursue its acquisition growth strategy. A description of those actions is at page 22 of the Original Statement. As a result of these actions, the Company could not close on the Alpha Acquisition.

     Despite its inability to close on the Alpha Acquisition by the end of 2000, the Company's management successfully renegotiated the Alpha Acquisition contingent on the Company's ability to secure sufficient financing.

     Thus, beginning in January 2001, the Company's management expanded its search for financing sources. The Company specifically sought financing to close the Alpha Acquisition from at least six different commercial or merchant banks. The Company retained the firm of Cleary & Oxford Associates, a well known investment advisor in the medical industry, to contact potential sources of mezzanine financing. Cleary & Oxford contacted at least six different potential sources of financing. Only one of those entities contacted expressed interest in providing financing but the terms demanded by such lenders were determined by the Board and management to be unfavorable to the Company and not in the Company's best interests.

     At the same time the Company was seeking financing for its acquisition program, it was also actively seeking out potential acquisition proposals. Specifically, the Company identified two additional acquisition opportunities. Discussions with these two additional potential acquisition candidates began in the first quarter of 2001. One of those acquisition candidates has agreed to negotiate exclusively with the Company until June 15, 2001. Discussions with the other candidate have been terminated due, in part, to the seller's concern about the Company's ability to obtain acquisition financing. In addition, there are several other acquisition candidates in various stages of consideration by the Company.

     Because the Company could not arrange debt financing, the Company began to explore the equity financing market. Management discussed with a leading investment banking firm various opportunities to raise capital in the private equity market. The investment bank advised the Company that this was a viable option, but that it would take several months to complete. In addition, investment bankers would charge the Company significant fees to arrange financing.

     In January or February of 2001, based on contacts that had been made by management several years earlier, management approached Galen to determine if it had any interest in investing in the Company. This began a series of discussions that eventually led to an offer by Galen to fund up to $13.5 million for the purchase of Series A Stock. Galen made its initial proposal to the Company on or about March 13, 2001

     At a March 16, 2001 meeting of the Board, management reported to the Board regarding its efforts to obtain financing, its discussion with the investment banking firm regarding raising equity through private placement and the terms of the Galen proposal. The Board reexamined its strategic decision to conduct an acquisition campaign and the proposed terms of the Galen transaction. It concluded that pursuing an acquisition strategy was still in the best interest of the stockholders of the Company. The Board, after discussion of the terms of the Galen proposal, expressed concern regarding the dilution of ownership and ratcheting anti-dilution provisions of the Galen proposal. Accordingly, the Board authorized management to continue negotiations with Galen to try and improve on its proposal.

     Management proceeded to negotiate with Galen to improve the terms of Galen's initial offer to the advantage of the Company. For example, those negotiations resulted in the following improvements:

 . Board representation was limited to two seats out of 10 instead of a larger number that closer reflected the total percentage ownership of the Company that Galen would beneficially own, with Galen having no right to vote on the election of the other eight directors while it held Series A Stock;

 .  No mandatory redemption by the holders of Series A Stock was provided;

 . The Company's ability to force conversion of the Series A Stock into common stock would be triggered when 75% of the Series A Stock was no longer outstanding as opposed to 85%, which was originally sought by Galen; and

 . The circumstances when the holders of Series A Stock would possess the ability to approve certain corporate transactions were narrowed to specific cases that the Company believed to be reasonable.

     The Board met again on March 22, 2001. At this meeting, the Board reviewed a proposed term sheet that detailed the current terms of the proposed transaction with Galen. That term sheet provided, in part, that Galen would invest from $12.0 up to $13.5 million in Encore in exchange for the issuance of Series A Stock. It also contained a "No Shop" clause which restricted the Company and its representatives from (i) entering into negotiations or discussion with any other party regarding any sale or disposition of all or any assets of the Company or any of its capital stock or (ii) soliciting or encouraging any offers or proposals in connection therewith. The term of the No Shop clause would expire on May 15, 2001.

     The proposed term sheet also contemplated that the transaction would close in two phases. The transaction was originally structured this way to provide funds to the Company in time to allow it to close on the Alpha Acquisition while still complying with the Marketplace Rules of the Nasdaq Stock Market. The first phase, in which a portion of the Series A Stock would have been issued, was to close prior to the vote by the Company's stockholders to provide funds necessary to close the Alpha Acquisition. As discussed below, on May 3, 2001, the transaction was subsequently revised so as to have only one closing, following the vote of the Company's stockholders, because the Alpha Acquisition was no longer being pursued by the Company.

     During the March 22 Board meeting, the Board evaluated various factors relating to the proposed term sheet including the proposed selling price of the Series A Stock in comparison to using the outside investment banking firm to raise the funds through a private offering of common or preferred stock. The Board determined that unless the funds raised by the investment banking firm could be priced at or above the market price, the fees and expenses associated with the use of the investment banking firm would cause the cost of such an offering to result in a lower yield per share to the Company than would the Galen proposal, even with the discount requested by Galen. The Board also considered the illiquid nature of the Series A Stock and the fact that it would not be registered under the Securities Act of 1933, and, as a result, determined that any potential purchaser of privately placed equity would request a discount to market price. Given the continuing decline in the Company's common stock price, the Board was concerned that failure to put a floor on the selling price could expose the Company to selling stock at an unreasonably low price. Further, if the Series A Stock price could fluctuate until closing, the Company would not know the final price at which the stock would be sold and would be asking its stockholders to approve a transaction not knowing the exact amount of dilution that would occur.

     Based on all these considerations, the Board authorized management to enter into a term sheet with Galen subject to (i) the establishment of a minimum floor price of the stock that is to be sold, and (ii) an allowance for certain small financings. A revised term sheet was executed between the parties on March 22, 2001 after the revisions requested by the Board were agreed to by Galen. That term sheet contained the No Shop provision described above, which expired by its terms on May 15, 2001.

     On April 12, 2001, the Board held a meeting at which it reviewed the definitive agreements relating to the Transaction and considered certain open issues including the need for "lock-up" agreements with the prospective purchasers of the Class A Stock to avoid adversely impacting the price of Encore's common stock during the one-year period after the Transaction closed. The Board authorized Mr. Davidson to negotiate the terms of "lock-up" agreements with Galen, provided that the "lock-up" agreements were to apply only to members of the Board and management, Galen, Ivy Orthopedic Partners, LLC and the other purchasers of Series A Stock. In addition, final agreement on terms of the management compensation plans needed to be finalized. The compensation committee of the Board was authorized to work with Mr. Davidson to finalize the terms of those plans. Attached hereto as (i) Annex A to this Supplement is the form of Lock-Up Agreement to be entered into by the Company, its executive officers and directors and the investors purchasing the Series A Stock upon completion of the sale of the Series A Stock, in each case, (ii) as Annex B to this Supplement is the form of Employment Agreement to be entered into by the Company and each of Messrs. Kenneth W. Davidson, Craig L. Smith, Jack Cahill, August Faske and Harry L. Zimmerman, and (iii) as Annex C to this Supplement is the form of opinion of Encore's counsel to be rendered to the purchasers of Series A Stock. A description of Annex B with specific cash compensation terms is set forth on page 18 of the Original Statement.

     On April 20, 2001, the Company entered into the Series A Preferred Stock Purchase Agreement with Galen and Ivy Orthopedic Partners, LLC (the "Original Agreement"). At the time it was executed the Company still contemplated closing on the Alpha Acquisition in early May. Subsequent to the execution of the Original Agreement the company to be acquired in the Alpha Acquisition exercised its rights to abandon the transaction. As a result, the parties to the Original Agreement entered into the Amended and Restated Series A Purchase Agreement that is described in the Original Statement, which eliminated the two-phased closing that was contemplated in the Original Agreement and instead provides for a single closing following the vote of the Company's stockholders on the Transaction. In addition, the cap for the transaction expenses of the purchasers of the Series A Stock payable by Encore was increased from $125,000 to $250,000. The Board ratified the Amended and Restated Series A Purchase Agreement on May 23, 2001 with all seven members present at the Board meeting voting in favor of ratification and the remaining member not present at the meeting.

     While the Alpha Acquisition is no longer a viable transaction, several of the other potential transactions identified by the Company are still being pursued.

Approval of Extraordinary Transactions

     Page 27 of the Original Statement states that certain extraordinary corporate transactions must be approved by the holders of the Series A Stock only if 25% or more of the authorized shares of Series A Stock remain outstanding. In fact, the certificate of designation (set forth as Exhibit A to the Purchase Agreement in the Original Statement) does not predicate the right of the Series A Stock to approve certain extraordinary corporate transaction on there being 25% of the Series A Stock outstanding. If at any time less than 25% of the authorized shares of Series A Stock remain outstanding, however, the Company has the right to convert all of the remaining outstanding shares of Series A Stock to common stock. Thus, the Company would not have to seek approval from the holders of Series A Stock if it is able and chooses to exercise this conversion right.

Voting Agreements

     As stated on page 4 of the Original Statement, certain stockholders have entered into voting agreements with Galen to vote their shares in favor of the Transaction. Pursuant to the agreements, those stockholders are obligated to
(i) vote in favor of the Transaction, (ii) to vote against any agreement that would result in a breach in any material respect of any obligation of the Company under the Purchase Agreement and (iii) against any transaction which would in any manner impede, frustrate, prevent or nullify the proposal to approve the Transaction or any of the transactions contemplated by the Purchase Agreement. Further, the stockholders have granted to Galen an irrevocable proxy to vote those shares with respect to the Transaction. The voting agreements are valid until after (i) the purchase of all the Series A Stock or (ii) one day following the date of the termination of the Purchase Agreement.

The Medica Litigation

     The Original Statement describes a lawsuit commenced on May 1, 2001 by Medica against the Company, its directors and certain proposed purchasers of Series A Stock. On May 11, 2001, Medica filed a First Amended Complaint that alleges, among other things, breaches of fiduciary duties by the Company's directors in connection with the negotiation and approval of the Transaction. Medica has also moved to enjoin the Transaction. A hearing on that request has been scheduled by the Delaware Court of Chancery for June 8, 2001. The Company denies the allegations of the First Amended Complaint and intends to vigorously defend against Medica's lawsuit.

The Board's Recommendation

     The Board believes the Galen transaction is in the best interests of the Company. It provides needed capital to commence the acquisition campaign that has been actively pursued since October 2000. It brings an experienced health care venture capital funding organization into the Company, and the Company will be able to capitalize on Galen's financial contacts and expertise as additional funds are required for future acquisitions. It also calls for a selling price that the Board believes is fair and reasonable under the circumstances.

     The Board encourages every stockholder to vote in favor of the Galen transaction and to sign and return the enclosed proxy card so that your vote can be counted.

     Copies of this Supplement are first being sent or given to stockholders on or about May 24, 2001.

     Proxies are being solicited from holders of record of Shares as of April 30, 2001, the record date for determining stockholders entitled to vote at the Meeting.

     Any proxy may be revoked at any time prior to the time a vote is taken by delivering written notice of revocation or a later dated proxy to the Secretary of the Company at 9800 Metric Boulevard, Austin, Texas 78758 (the Company's principal executive office), or by voting in person at the Meeting. Only your latest dated proxy will count at the Meeting.

     Please carefully review this Supplement, including the attached Annexes, together with the Original Statement.

                                                                         ANNEX A

                               LOCK-UP AGREEMENT

     LOCK UP AGREEMENT ("Agreement"), dated as of ________, 2001, by and among
                         ---------
Encore Medical Corporation (the "Company") and the parties listed on the
                                 -------
signature pages hereto.

     WHEREAS, Galen Partners III, L.P. ("Galen") and certain other parties (each a "Purchaser" and collectively, the "Purchasers") have entered into an Amended
   ---------                         ----------
and Restated Series A Preferred Stock Purchase Agreement dated May 3, 2001 (the "Purchase Agreement") with the Company, providing for the purchase by the
 ------------------
Purchasers of Series A Preferred Stock ("Preferred Stock") of the Company (the
                                         ---------------
"Private Offering"); and
-----------------

     WHERAS, the Purchasers and the current officers and directors of the Company (each, an "Affiliated Party") have agreed to enter into this Agreement
                   ----------------
as a condition of the Private Offering.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

     For a period of one year from the First Closing as defined in the Purchase Agreement (the "Lock-up Period"), the undersigned will not, without the prior
                --------------
written consent of Galen (if such undersigned is an Affiliated Party), or the Company (if such undersigned is a Purchaser), directly or indirectly, offer for sale, sell, pledge, contract to sell, hypothecate or otherwise dispose of or transfer (x) any of the Common Stock which the undersigned may own beneficially or of record ("Owned Common Stock") if such undersigned is an Affiliated Party,
               ------------------
or (y) any of the Preferred Stock (or any Common Stock received upon conversion or exchange of the Preferred Stock) which the undersigned may own beneficially or of record ("Owned Preferred Stock") if such undersigned is an Purchaser.
               ---------------------

     Notwithstanding the foregoing, the undersigned may transfer any or all of the Owned Common Stock or Owned Preferred Stock, as the case may be, by gift, will or intestacy; provided, however, that in any such case it shall be a
                   --------  -------
condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Owned Common Stock or Owned Preferred Stock subject to the provisions of this Agreement, and there shall be no further transfer of such Owned Common Stock or Owned Preferred Stock except in accordance with this Agreement.

     The undersigned agrees that the Company may, and that the undersigned will,
(i) with respect to any shares of Owned Common Stock or Owned Preferred Stock for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Owned Common Stock or Owned Preferred Stock on the transfer books and records of the transfer agent or the Company, as applicable, and (ii) with respect to any shares of Owned Common Stock or Owned Preferred Stock for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares of Owned Common Stock or Owned Preferred Stock to cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Owned Common Stock or Owned Preferred Stock on the transfer books and records of the transfer agent or the Company, as applicable.

     The undersigned understands that the parties to the Purchase Agreement will proceed with the Private Offering in reliance on this Lock-up Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first written above.

ENCORE MEDICAL CORPORATION

By:  _____________________________________
     Kenneth W. Davidson, CEO and President


Stockholder:  _______________________
(please print)

By:__________________________________
(signature)
Print Name: _________________________

Print Title: ________________________

                                                                         ANNEX B
                                 EMPLOYMENT AGREEMENT
                                 --------------------

  THIS EMPLOYMENT AGREEMENT (this "Agreement") made and effective as of the _____ day of ______, 2001, by and between ENCORE MEDICAL CORPORATION, a Delaware corporation (the "Company"), and ______________________ (the "Employee").

  In consideration of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

                                   ARTICLE 1
                                  EMPLOYMENT

  1.1  Employment Term.  The Company hereby employs the Employee for a primary
       ---------------
term commencing on the date set forth above and, subject to earlier termination as provided in Section 1.5 hereof, ending December 31, 2003 (the "Employment Term"). Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

  1.2  Duties.  The Employee shall serve in the capacity as ________________ of
       ------
the Company, or in such other capacity as the Company may in its sole discretion direct, and shall report to, and be subject to the general direction and control of, the Chief Executive Officer [Board of Directors] of the Company. It is further understood and agreed that any modification in or expansion of Employee's duties hereunder shall not, unless specifically agreed in writing by Company, result in any modification in, increase or decrease of Employee's compensation referred to in Section 1.4 hereof.

  1.3  Extent of Service.  The  Employee shall devote his full time, attention,
       -----------------
and energy to the business of the Company and, except as may be specifically permitted by the Company and approved by the Chief Executive Officer [Board of Directors] of the Company, shall not be engaged in any other business activity while in the employ of the Company.

  1.4  Compensation
       ------------

       1.4.1  Salary. The Company shall pay to the Employee a base salary at a
              ------
rate of not less than ___________________ Dollars ($________) per year, or at such greater rate as the Board of Directors of the Company shall from time to time determine (the "Base Salary"). The Base Salary shall be subject to review on no less than an annual basis, beginning January 1, 2002. Such salary is to be payable in installments in accordance with the payroll policies of the Company in effect from time to time during the Employment Term.

       1.4.2  Other Benefits.  The Employee shall be entitled to such vacation
              --------------
days, sick days, insurance and other fringe benefit programs (including pension, profit-sharing, bonus and stock plans, if any) as are established for all other executive employees of the Company, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of any such program shall be at the instance of the Company, in exercise of its sole discretion, from time to time, and any such termination or change in any such program shall not affect this Agreement.

  1.5  Termination.
       -----------

       1.5.1  Termination by Employee.  At any time after one (1) year from the
              -----------------------
commencement of the Employment Term, Employee may terminate this Agreement on thirty (30) days' prior written notice.

       1.5.2  Termination by Company.  Prior to the end of the Employment Term,
              ----------------------
the Company may upon ten (10) days' prior written notice discharge the Employee with or without cause at its sole option without any further liability hereunder to the Employee or his estate; provided, however, in the event such termination was without cause, the Company shall be required to pay the Employee, at the time of his discharge, an amount equal to (a) one (1) year's Base Salary and (b) an amount equal to the bonus that the Employee earned in the prior fiscal year of the Company, in addition to any accrued, but unpaid Base Salary. The Employee will have no further liability hereunder to the Company except pursuant to
Article 2 and Section 3.2 hereof. In the event such termination was with cause, the Company shall only be required to pay the Employee, at the time of his discharge, an amount equal to any accrued, but unpaid Base Salary. For purposes of this Agreement, a "discharge for cause" shall mean a discharge resulting from Employee having (i) failed or refused to follow legal and reasonable policies or directives established and previously given to Employee in writing by Company,
(ii) willfully failed to attend to his duties after ten (10) days prior written notice of failure to so act, (iii) committed acts amounting to gross negligence or willful misconduct to the material detriment of Company, or (iv) otherwise materially breached any of the terms or provisions of this Agreement after ten
(10) days prior written notice of such material breach and failure to cure such breach. Employee shall be deemed to have been discharged for cause upon delivery to Employee of a "Notice of Termination" stating the "Date of Termination" and specifying the particulars of the conduct justifying discharge for cause.


                                 ARTICLE 2
                 NON-COMPETITION AND DISCLOSURE OF INFORMATION

  2.1  Non-competition.  Employee acknowledges that his services to be rendered
       ---------------
hereunder are of a special and unusual character which have a unique value to Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of Employee for which Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Employee, and as a material inducement to Company to enter into this Agreement, and to pay to Employee the compensation referred to in Section 1.4 hereof, Employee covenants and agrees that during Employee's employment hereunder and for a period of one
(1) year after he ceases to be employed by Company, Employee shall not (a) directly or indirectly, solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by Company, any client, account or location of Company with which Employee has had any contact as a result of his employment by Company hereunder; (b) engage in or carry on, directly or indirectly, either for himself, as a member of a partnership, or as a stockholder (except as limited partner or stockholder of less than one percent (1%) of the issued and outstanding limited partnership interests or stock of a publicly held partnership or corporation whose gross assets exceed $l,000,000), as an investor, lender, guarantor, landlord, manager, officer, or director of any person, partnership, corporation, or other entity (other than the Company or its subsidiaries), or as an employee, agent, associate, broker, or consultant of any person, partnership, corporation, or other entity (other than the Company or its subsidiaries), any business (or segment of a business if such business operates in more than one segment of the orthopedic industry) that competes with any operations of the Company, as they exist at the time of Employee's termination, within an one hundred (100)-mile radius of any geographic area where Company is actually engaged in business, or maintains sales or service representatives or employees; or (c) directly or indirectly, solicit for employment or employ any employee of Company.

  2.2  Disclosures of Information.  The Employee acknowledges that in the course
       --------------------------
of his employment by the Company, he will receive certain trade secrets, programs, methods of operation, financial information, lists of customers, and other confidential information and knowledge concerning the businesses of the Company (hereinafter collectively referred to as "Information") that the Company desires to protect. As a material inducement to Company to enter into this Agreement, and to pay to Employee the compensation referred to in Section 1.4 hereof, Employee covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such Information which has been obtained by or disclosed to him as a result of his employment by Company. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all lists, books, financial information, records, literature, products, papers, documents, writings, and other property produced by him or coming into his possession by or through his employment relating to the Information, and the Employee agrees that all such materials will at all times remain the property of the Company. In the event of a breach or threatened breach by Employee of any of the provisions of this Article 2, Company, in addition to and not in limitation of any other rights, remedies or damages available to Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

  2.3  Accounting for Profits.  Employee covenants and agrees that if he shall
       ----------------------
violate any of his covenants or agreements under Article 2 hereof, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or under this Agreement.

  2.4  Reasonableness of Restrictions.
       ------------------------------

       2.4.1  Employee has carefully read and considered the provisions of
Article 2 hereof and, having done so, agrees that the restrictions set forth in such Article (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Article 2 hereof) are fair and reasonable and are reasonably required for the protection of the interest of Company, its officers, directors and other employees.

       2.4.2 In the event that, notwithstanding the foregoing, any of the provisions of Article 2 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Article 2 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

                                   ARTICLE 3
                              EMPLOYEE INVENTIONS

  3.1  Employee Inventions.  Employee shall promptly disclose to the Company or
       -------------------
its designee any and all ideas, inventions, works of authorship (including, but not limited to computer programs, software and documentation), improvements, discoveries, developments, or innovations (hereinafter referred to as "said inventions"), whether patentable or unpatentable, copyrightable or uncopyrightable, made, developed, worked on, or conceived by Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models, or other tangible form: (a) during the Employment Term that relate to, or arise out of, any developments, services, research, or products of, or pertain to the business of, the Company and (b) for a period of six (6) months after termination of the Employment Term, said inventions that relate to, or arise out of, any developments, services, research, or products that Employee has been concerned with during the term of his employment.

  3.2  Assignment.  Employee hereby assigns and agrees to assign to the Company,
       ----------
its successors and assigns, Employee's entire right, title, and interest in and to any of said inventions. All of said inventions shall forthwith and without further consideration become and be the exclusive property of the Company, it successors and assigns.

  3.3  Cooperation.  Employee shall, without further compensation, do all lawful
       -----------
things, including, but not limited to, maintaining invention records that shall be the property of the Company, rendering assistance, giving of evidence and testimony, and executing necessary documents, as requested, to enable the Company to file and obtain patents in the United States and foreign countries on any of said inventions, as well as to protect the Company's interest in any of said inventions.

                                   ARTICLE 4
                                 MISCELLANEOUS

  4.1  Notices.  All notices, requests, consents, and other communications under
       -------
this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed or telexed and confirmed if addressed to the respective parties as follows: (a) if to the Employee to the address set forth below, and (b) if to the Company to Encore Medical Corporation, 9800 Metric Blvd., Austin, Texas 78758 ATTENTION: Chairman of the Board. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

  4.2  Specific Performance.  The Employee acknowledges that a remedy at law for
       --------------------
any breach or attempted breach of Section 1.3 and Article 2 of this Agreement will be inadequate, and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief. In the event the Company brings legal action to enforce its rights hereunder, the Employee shall pay all of the Company's court costs and legal fees and expenses arising out of such action if the Company prevails in such action.

  4.3  Severability.  Whenever possible, each provision of this Agreement shall
       ------------
be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

  4.4  Assignment.  This Agreement may not be assigned by the Employee.  Neither
       ----------
the Employee nor his spouse shall have any right to commute, encumber, or otherwise dispose of any right to receive payments hereunder, it being the intention of the parties that such payments and the rights thereto are nonassignable and nontransferable. This Agreement is only assignable by the Company to a parent, subsidiary, successor or other affiliate of the Company.

  4.5  Binding Effect.  Subject to the provisions of Section 4.4 of this
       --------------
Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee's heirs and personal representatives, and the successors and assigns of the Company.

  4.6  Governing Law.  This Agreement shall be construed and enforced in
       -------------
accordance with and governed by the laws of the State of Texas.

  4.7  Entire Agreement; Amendment.  This Agreement contains the entire
       ---------------------------
understanding between the parties, and there are no agreements or understandings among the parties except as set forth herein. The Employee represents and warrants to the Company that at the time of execution of this Agreement he is not a party to any other employment agreement. Employee further represents and warrants that he neither has any proprietary information of any other business nor is he providing any other business' proprietary information to the Company. No alteration or modification of this Agreement shall be valid except by subsequent written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement in one circumstance shall be deemed a waiver of such provision or condition in any other circumstances or be deemed a waiver of any other provision or condition. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                          COMPANY:
                                          -------

                                          ENCORE MEDICAL CORPORATION


                                          By:  _______________________
                                          Name:  ________________________
                                          Title:  ________________________

                                          EMPLOYEE:


                                          ______________________________


                                          Address:    __________________
                                                      __________________






Note:  Language in brackets is for CEO Employment Agreement only

                                                                         ANNEX C

MATTERS TO BE OPINED UPON BY COUNSEL TO THE COMPANY

    1. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

    2. The Company has all necessary corporate power and authority to enter into and to perform the Agreement and the Related Agreements to which it is a party, to own all properties owned by it and to carry on the business now conducted by it.

    3. All corporate action on the part of the Company, including any required approvals or consents of its Board of Directors and holders of the Company's capital stock, necessary for the authorization, execution and delivery of the Agreement and the Related Agreements to which the Company is a party and the performance of the Company's obligations thereunder, including the authorization, issuance and delivery of the Series A Preferred Stock and the issuance of shares of common stock issuable upon conversion of the Series A Preferred Stock, other than the approval by the Company's stockholders required by Marketplace Rule 4350 of The Nasdaq Stock Market, has been taken. The Agreement and the Related Agreements to which the Company is a Party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

    4. Upon the consummation of the transactions contemplated by the Agreement, the Series A Preferred Stock issued at the Closing will be validly issued, fully paid and nonassessable. The shares of Common Stock reserved for issuance in accordance with the conversion provisions of the Series A Preferred Stock will, upon issuance, be validly issued, fully paid and nonassessable.

    5. The Company's execution and delivery of, and its performance and compliance as of the date hereof with the terms of, the Agreement and the Related Agreements to which it is a party does not violate any provision of any federal or Texas law rule or regulation applicable to the Company, the DGCL, or any provision of the Company's Charter or Bylaws, and does not conflict with or constitute a default under the provisions of (a) any judgment, writ, decree or order known to us, or
        (b) the material provisions of any written agreement specifically identified in Schedule 3.9 to the Agreement, or any other material agreement of the company known to us, subject to the giving of notices by the Company with respect to such agreements and the Company obtaining any necessary consent or waiver thereunder.

    6. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of the Agreement and the Related Agreements to which it is a party, the performance by the

        Company of its obligations thereunder, or the consummation by the Company of the transactions contemplated thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings that may be required under applicable federal and state securities laws and the filing with the Secretary of State of the State of Delaware of the Certificate of Designation.

    7. To our knowledge, there is no action, proceeding or governmental investigation pending, or overtly threatened in writing, to which either the Company or any of the Company's assets or properties is subject which questions the validity of the Agreement or the Related Agreements to which it is a party or the right of the Company to enter into such agreements.

    8. The issuance, sale and delivery of the Series A Preferred Stock, as contemplated by the Agreement, and the issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, are exempt from the registration requirements of the Securities Act of 1933, as amended.